UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

BIO-TECHNE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17272	41-1427402

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

614 McKinley Place NE

Minneapolis, MN 55413

(Address of Principal Executive Offices) (Zip Code)

(612) 379-8854

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Entry into Credit Agreement

On July 28, 2016, Bio-Techne Corporation (the "Company") entered into a Credit Agreement (the "Credit Agreement"), with the lenders party thereto, BMO Harris Bank N.A., as Administrative Agent, Swing Line Lendor and a Lendor ("BMO"), and the guarantors party thereto.

The Credit Agreement provides for a revolving credit facility of $400 million, which can be increased by an additional $200 million subject to certain conditions. Borrowings under the Credit Agreement may be used for working capital and expenditures of the Company and its subsidiaries, including financing permitted acquisitions.

Borrowings under the Credit Agreement bear interest at a variable rate. For base rate loans, the interest rate is equal to the greatest of (i) BMO's prime commercial rate, (ii) the sum of the rate determined by BMO to be the average of the rates per annum quoted to BMO on such day of calculation by two or more Federal funds brokers selected by BMO plus 0.5%, or (iii) a daily LIBOR rate plus 1.0%, in each case plus a margin ranging from 1.00% to 1.75% based on certain conditions. For Eurodollar rate loans, the interest rate is equal to an adjusted LIBOR rate plus a margin ranging from 1.00% to 1.75% based on certain conditions. The Credit Agreement requires monthly payments with respect to base rate loans and at the end of each interest period with respect to Eurodollar rate loans or if such interest period is longer than three months, on each date occurring every three months after the commencement of such interest period.

The Credit Agreement matures on July 28, 2021. The Credit Agreement contains customary restrictive and financial covenants, including without limitation, (a) covenants requiring the Company to (i) pay certain fees, (ii) maintain, at the end of each fiscal quarter, a maximum leverage ratio of no greater than 4.00 to 1.00 and (iii) maintain, at the end of each fiscal quarter, a maximum total funds debt to EBITDA ratio of no greater than 3.50 to 1.00 (or 4.00 to 1.00 in the four quarters following a Qualified Acquisition), and (b) covenants prohibiting the Company from, among other things, (i) creating, incurring or assuming additional indebtedness, (ii) creating certain liens on any of its properties or assets, (iii) selling, leasing or transferring any of its properties or assets, with certain exceptions, including sales of inventory and equipment in the ordinary course of business and (iv) entering into certain merger, consolidation or other reorganization transactions with, or acquiring all or a substantial portion of the assets or equity interests of, any person or entity, subject to certain permitted acquisitions, in each case subject to certain exceptions.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable and the lenders will have the right to terminate the Credit Agreement.

Each of the Company's material domestic subsidiaries entered into the Credit Agreement as guarantors of the Company's obligations under the Credit Agreement.

At the closing on July 28, 2016, the Company drew $343,500,000 on the Credit Agreement in relation to the closing of the Merger, which is described in Item 2.01 of this Current Report, and for payment of outstanding debt under the Company’s prior credit agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 1, 2016, pursuant to the terms and conditions of the Merger Agreement, Aero Merger Sub was merged with and into Advanced Cell Diagnostics, Inc. (“ACD”) with ACD continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the "Merger"). As part of the Merger, each outstanding share of ACD common stock was converted into the right to receive the consideration provided in the Merger Agreement.

The Company paid an aggregate of approximately $252 million at the closing of the Merger, which amount included the base merger consideration of $250 million plus adjustments for cash held by ACD and transaction-related expenses. As described above, the merger consideration was drawn from the Credit Agreement.

A copy of the press release announcing the completion of the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Amendment to Articles of Incorporation

On July 28, 2016, the Board of Directors of the Company approved amendments to its Amended and Restated Bylaws (the "Bylaws"). The amendments include provisions allowing for holding shareholder meetings solely by electronic means at the discretion of the Board of Directors. Other immaterial amendments were also approved. A copy of the Bylaws amendment is attached hereto as Exhibit 3.2 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(a) Financial statements of a business acquired.

The audited financial statements of ACD are not provided in this Current Report and will be filed by amendment to this Current Report within 71 calendar days of August 5, 2016.

(b) Pro forma financial information.

Pro forma financial information for Bio-Techne, reflecting the acquisition of ACD, is not provided in this Current Report but will be filed by amendment to this Current Report within 71 calendar days of August 5, 2016.

(c) Exhibits

3.2	Amendment to Amended and Restated Bylaws, effective as of July 28, 2016.

10.1	Credit Agreement by and among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent, dated July 28, 2016.

99.1	Press Release, dated August 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-TECHNE CORPORATION
Date: August 2, 2016
	By:	/s/ Brenda Furlow

Brenda Furlow

Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.2	Amendment to Amended and Restated Bylaws, effective as of July 28, 2016.

10.1	Credit Agreement by and among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent, dated July 28, 2016.

99.1	Press Release, dated August 1, 2016.